Signature Page

The following form of signature shall follow items 79, 85, 88, 104, 110 or 132 as appropriate.

This report is signed on behalf of the registrant (or depositor or trustee).

City of:  Jersey City 	    State of: New Jersey	    Date:
June 28, 2018


Name of Registrant, Depositor, or Trustee:


By:  /s/ Jack R. Benintende	Witness: /s/
Winifred L. Mullins
	Jack R. Benintende
	Winifred L. Mullins
	Treasurer and Principal Financial and
	Senior Legal Specialist
	Accounting Officer 		New
York Life Investment Management LLC
MainStay Funds Trust



SECs Collection of Information
An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid control number. Filing of this Form is mandatory. Section 30 of the Investment Company Act of 1940 (1940 Act) and the rules thereunder, and Sections 13 and 15(d) of the Securities Exchange Act of 1934 require investment companies to file annual and periodic reports with the Commission. The Commission has specified Form N-SAR for reports for investment companies. The Commission staff uses the information in performing inspections of investment companies, selectively reviewing registration documents filed under the 1940 Act and the Securities Act of 1933 and conducting studies and other types of analyses necessary to keep the Commissions regulatory program for investment companies current in relation to changing industry conditions. The information collected on Form N-SAR is publicly available. Any member of the public may direct to the Commission any comments concerning the accuracy of the burden estimate of this Form and any suggestions for reducing the burden of the Form. This collection of information has been reviewed by the Office of Management and Budget in accordance with the clearance requirements of 44 U.S.C.
3507.





Information Classification: General

Information Classification: General